Exhibit 99.2

First Quarter 2018                       1

Forward Looking Statements

This Supplemental Information package contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). These forward-looking statements include, without limitation, statements about our estimates, expectations, predictions and forecasts of our future business plans and financial and operating performance and/or results, including our second quarter and full-year 2018 earnings guidance, our ability to successfully source, structure, negotiate and close investments in self-storage facilities, our ability to fund our outstanding future investment commitments, the availability, terms and our rate of deployment of equity capital and our ability to increase borrowing base of our credit facility, as well as statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. When we use the words “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense, we intend to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual financial and operating results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such differences are described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2017, and those set forth in our other reports and information filed with the Securities and Exchange Commission (“SEC”), which factors include, without limitation, the following:

•	our ability to successfully source, structure, negotiate and close investments in self-storage facilities;
•	changes in our business strategy and the market’s acceptance of our investment terms;
•	our ability to fund our outstanding and future investment commitments;
•	our ability to obtain certificates of occupancy at the facilities in which we invest;
•	the future availability for borrowings under our credit facility (including borrowing base capacity and the availability of the accordion feature);
•	availability, terms and our rate of deployment of equity and debt capital;
•	our manager’s ability to hire and retain qualified personnel;
•	changes in the self-storage industry, interest rates or the general economy;
•	the degree and nature of our competition;
•	volatility in the value of our assets carried at fair market value;
•	potential limitations on our ability to pay dividends at historical rates;
•	limitations in our existing and future debt agreements on our ability to pay distributions;
•	the impact of our outstanding preferred stock on our ability to execute our business plan and pay distributions on our common stock; and
•	general volatility of the capital markets and the market price of our common stock.

Given these uncertainties, undue reliance should not be placed on our forward-looking statements. We assume no duty or responsibility to publicly update or revise any forward-looking statement that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events. We urge you to review the disclosures concerning risks in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K for the year ended December 31, 2017 and in other documents that we file from time-to-time with the SEC.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, loss on modification of debt, and other expenses. Management uses Adjusted Earnings and Adjusted Earnings per diluted share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies.  Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

First Quarter 2018                       2

Press Release – May 2018

Jernigan Capital Reports Record First Quarter Results Above Guidance Range

- Reiterates 2018 Earnings per Share and Adjusted Earnings per Share Guidance -

MEMPHIS, Tennessee, May 2, 2018 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended March 31, 2018, initiated earnings per share and adjusted earnings per share guidance for the second quarter 2018 and reiterated its guidance for full year 2018.

First Quarter Highlights include:

▪

Quarterly earnings per share and adjusted earnings per share of $0.12 and $0.36, respectively, or $0.15 and $0.17 above the top end of the Company’s quarterly guidance ranges provided with its fourth quarter 2017 earnings release due primarily to additional fair value gains recognized during the quarter;

▪	Increased book value per common share to $18.35 at March 31, 2018 from $17.57 at March 31, 2017; and

▪

Closed two new on-balance sheet development investments and five new bridge investments during the quarter for a combined total commitment amount of $108.2 million, plus $25.3 million of additional development investments subsequent to quarter end.

“JCAP is off to an exceptional start in 2018,” stated Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital, Inc. “We have followed a record year of development commitments in 2017 with $133.5 million of capital commitments to date in 2018, or 62% of the midpoint of our annual investment guidance, including our initial $83 million bridge refinancing project announced early in the year. Through our traditional development investments and our new bridge refinancing investment, we continue to build a portfolio of state-of-the-art Generation V self-storage development projects in the best micro-markets in some of the best submarkets in the country. We have also launched the next stage of the company’s life cycle, acquiring 100% of developer interests in four development investments during the quarter, which we believe will be the first of many such purchases as we progress toward our oft-stated goal to ultimately own self-storage developments we have financed.”

John Good, President and Chief Operating Officer of Jernigan Capital, Inc. added, “During the quarter, we achieved year-over-year growth in total revenues of 127% and adjusted EPS of 71%. Our 19 development and wholly-owned assets under lease up continue to outperform. Moreover, we received certificates of occupancy on two projects, one in Raleigh, North Carolina and the other in Jacksonville, Florida, while we had forecast only one Certificate of Occupancy during the quarter. Our development investment pipeline stands at approximately $450 million today, intentionally down from prior highs as we look to meticulously underwrite and develop only the best sites in underserved submarkets while transitioning into the property ownership chapter of our Company’s life. Looking forward, we are confident that our innovative investment approach positions us to take advantage of each stage of the real estate cycle.

“From a capital perspective, we continue to be extremely focused on maximizing stockholder value by properly matching investments with the optimal capital sources for those investments, and this will remain a top priority for us in 2018.” Mr. Good added, “We are very excited to have added David Corak to our executive team as Senior Vice President of Corporate Finance. David is very highly regarded in the investment community for his past sell-side self-storage research, as well as his knowledge of and work in our sector. David’s experience, capital markets expertise and industry knowledge should serve us well as the company continues to execute its growth strategy.”

Financial Highlights

Net income attributable to common stockholders for the three months ended March 31, 2018 was $1.8 million, or $0.12 per share, and adjusted earnings were $5.2 million, or $0.36 per share, representing increases of $0.5 million, or 42%, and $3.3 million, or 171%, over the $1.2 million and $1.9 million of earnings and adjusted earnings, respectively, reported for the first quarter of 2017.

Total revenues for the three months ended March 31, 2018 were $5.2 million, representing an increase of $2.9 million, or 127% over revenues for the comparable period in 2017. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio.

General and administrative expenses for the three months ended March 31, 2018 were $1.8 million, compared to $1.6 million reported for the comparable 2017 period. Included in these amounts were stock-based compensation expense (“SBE”) of $0.4 million and $0.3 million for the three months ended March 31, 2018 and 2017, respectively. The increase in SBE was primarily due to additional restricted stock grants to certain officers and employees of the Company’s external manager during the second quarter of 2017.

First Quarter 2018                       3

The Company also incurred other expenses of $0.3 million during the three months ended March 31, 2018 in conjunction with the termination of an employee contract with an employee of the Company’s external manager.

Net income attributable to common stockholders and adjusted earnings for the three months ended March 31, 2018 also include increases in the fair value of investments of $4.3 million compared to $1.4 million for the comparable period in 2017, a $2.9 million, or 210%, year-over-year increase. During 2017 the Company consummated 32 on-balance sheet development investments totaling $408.8 compared to three on-balance sheet development investments totaling $25.6 million in 2016.  The substantial increase in on-balance sheet development investments in 2017 prompted the Company to issue guidance for increases in fair value of investments in the range of $41.0 to $47.0 million for the full year 2018, compared to $10.8 million of increases in actual fair value increases reported for the full year 2017, and also positioned the Company to earn the $4.3 million increase in fair value reported above. The Company’s first quarter change in fair value of investments exceeded its first quarter guidance range of $1.5 million to $2.0 million due to the following factors:

▪

approximately $0.9 million due primarily to better than expected construction progress during the latter half of the quarter above what was forecast, including the attainment of two certificates of occupancy as compared to the one certificate of occupancy projected at the time first quarter guidance was issued;

▪

approximately $0.9 million due to a smaller impact from rising interest rates during the first quarter than initially forecast, as the yield curve flattened during the latter part of the quarter rather than expanding in correlation with the federal funds rate increase in late March; and

▪

approximately $0.9 million from fair value changes related to the bridge refinancing investments closed in early March in excess of forecast changes, approximately half of which was attributable to interest rate decreases from the time the initial $76.9 million of principal was funded on March 2, 2018 until the end of the quarter.

See the Second Quarter Guidance Discussion section below for further discussion regarding fair value guidance for the balance of the year.

Capital Markets Activities

On March 29, 2018, the Company entered into a Distribution Agreement with an investment bank pursuant to which the Company may issue and sell in at-the-market transactions up to an additional $45.0 million of its Series B Preferred Stock from time to time (the “Preferred Stock ATM Program”). No shares were sold under the Preferred Stock ATM Program during the three months ended March 31, 2018. Subsequent to March 31, 2018, the Company issued and sold 38,214 shares of Series B preferred stock at a weighted average price of $23.07, receiving net proceeds after commissions and other offering costs of $0.8 million. Including the 1,500,000 shares of Series B preferred stock issued in January 2018 at a price of $25.00 per share, the Company’s weighted average price per share of Series B preferred stock issued is $24.95 per share. As of May 2, 2018, the Company has approximately $44.1 million available for issuance under the Preferred Stock ATM Program.

As of March 31, 2018, the Company had issued 75,000 shares of its Series A Preferred Stock and received $75.0 million in proceeds pursuant to the terms of a purchase agreement between the Company and Highland Capital Management (the “Purchase Agreement”). On April 9, 2018, the Company issued an additional 15,000 shares of the Series A Preferred Stock and received an additional $15.0 million in proceeds pursuant to the terms of the Purchase Agreement. Accordingly, as of May 2, 2018, the Company has $35.0 million available for issuance under the Purchase Agreement.

As of March 31, 2018, the Company had $30.0 million outstanding under its secured revolving credit facility of its $40.8 million in total availability. The Company expects such availability to increase over the balance of 2018 as the Company’s on-balance sheet self-storage investments continue to achieve certificates of occupancy and commence lease-up.

The Company did not issue or sell any shares of common stock under its common stock at-the-market program (the “Common Stock ATM Program”) between January 1, 2018 and May 2, 2018. As of May 2, 2018, the Company has approximately $21.4 million of its common stock available for issuance under the Common Stock ATM Program.

Dividends

On February 28, 2018, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $0.4 million was paid on April 13, 2018 to holders of record on April 1, 2018. A stock dividend of 2,222 shares of common stock was issued on April 13, 2018 to holders of record on April 1, 2018 for an aggregate value of $44,000 pursuant to the terms of the Stock Purchase Agreement.

On February 28, 2018, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.6 million was paid on April 13, 2018 to holders of record on April 2, 2018.

First Quarter 2018                       4

Additionally, on February 28, 2018, the Company declared a dividend of $0.35 per common share. The dividend was paid on April 13, 2018 to common stockholders of record on April 2, 2018.

Second Quarter 2018 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance ranges for the three months ending June 30, 2018. Such guidance is based on management's current expectations of Company investment activity (including fair value appreciation and the expected timing of construction progress and receipts of certificates of occupancy), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, and other expenses. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Dollars in thousands,
	except share and per share data
	Three months ending
	June 30, 2018
	Low	High
Interest income from investments	$6,050	$6,150
Rental revenue from real estate owned	780	800
Other income	20	25
Total revenues	$6,850	$6,975
G&A expenses (1)	(3,855)	(3,640)
Property operating expenses (excl. depreciation and amortization)	(440)	(410)
Depreciation and amortization on real estate assets	(900)	(885)
Interest expense	(775)	(725)
JV income	500	530
Other interest income	25	30
Change in fair value of investments (2)	6,000	8,000
Net income	7,405	9,875
Net income attributable to preferred stockholders (3)	(4,700)	(4,665)
Net income attributable to common stockholders	2,705	5,210
Add: stock dividends	2,125	2,125
Add: stock-based compensation	675	625
Add: depreciation and amortization on real estate assets	900	885
Adjusted earnings	$6,405	$8,845
Earnings per share – diluted	$0.18	$0.35
Adjusted earnings per share - diluted	$0.43	$0.60
Average shares outstanding - diluted	14,800,000	14,800,000

(1)	Includes $1.8 million (low) / $1.6 million (high) of fees due to the Manager for the three months ending June 30, 2018.
(2)

Excludes $0.3 million (low) / $0.4 million (high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for the three months ending June 30, 2018.

(3)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to shares of Series A Preferred Stock, as well as cash dividends estimated with respect to shares of Series B Preferred Stock.

The Company is also reaffirming its previously issued guidance for full year 2018. Net income attributable to common stockholders is expected to be between $1.76 and $2.54 per share, and adjusted earnings is expected to be between $2.68 and $3.43 per share.

Additionally, the Company continues to monitor its 2018 fair value guidance with updated estimates of construction progress and timing of the receipt of certificates of occupancy from its development partners. Of the estimated $41.0 million to $47.0 million of fair value appreciation in 2018, the Company recognized $4.3 million in the first quarter and expects $6.0 million to $8.0 million to be recognized in the second quarter, $13.1 million to $14.9 million to be recognized in the third quarter, and $17.6 million to $19.8 million to be recognized in the fourth quarter. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of receipt of certificates of occupancy, both of which are subject to factors outside the control of the Company’s development partners. As such, the exact timing of fair value recognition is subject to change.

Refer to the Company’s First Quarter 2018 Supplemental Information Package for more information.

First Quarter 2018                       5

Jernigan Capital, Inc.

Financial Highlights- Trailing Five Quarters

(unaudited, in thousands, except share and per share data)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Operating Data:
Interest income, rental-related income and other revenues	$5,216	$3,930	$3,361	$2,599	$2,301
JV income	550	516	730	595	422
Total revenues and JV income	5,766	4,446	4,091	3,194	2,723
General & administrative expenses	(3,122)	(2,597)	(2,422)	(2,078)	(2,208)
Property operating expenses of real estate owned	(311)	(83)	(114)	(43)	(31)
Depreciation and amortization of real estate owned	(702)	(238)	(172)	(38)	(24)
Interest expense	(416)	(296)	(323)	(230)	(204)
Loss on modification of debt	-	-	(232)	-	-
Other expenses	(290)	-	-	-	-
Subtotal	925	1,232	828	805	256
Change in fair value of investments	4,320	1,738	3,384	4,289	1,393
Other interest income	109	155	245	100	134
Net income	5,354	3,125	4,457	5,194	1,783
Net income attributable to preferred stockholders	(3,595)	(423)	(310)	(177)	(546)
Net income attributable to common stockholders	$1,759	$2,702	$4,147	$5,017	$1,237
Plus: stock dividends payable to preferred stockholders	2,125	44	132	-	371
Plus: stock-based compensation	345	272	296	435	292
Plus: depreciation and amortization on real estate assets	702	238	172	38	24
Plus: loss on modification of debt	-	-	232	-	-
Plus: other expenses	290	-	-	-	-
Adjusted Earnings	$5,221	$3,256	$4,979	$5,490	$1,924

Basic earnings per share attributable to common stockholders	$0.12	$0.19	$0.29	$0.50	$0.14
Diluted earnings per share attributable to common stockholders	$0.12	$0.19	$0.29	$0.50	$0.14

Adjusted Earnings per share attributable to common stockholders - diluted	$0.36	$0.23	$0.35	$0.55	$0.21

Dividends declared per share of common stock	$0.35	$0.35	$0.35	$0.35	$0.35

Weighted-average shares of common stock outstanding:
Basic	14,247,174	14,108,415	14,042,350	9,850,967	8,857,030
Diluted	14,555,337	14,295,639	14,244,345	10,033,029	8,993,528
Shares of common stock outstanding:	14,447,043	14,429,055	14,235,848	14,238,350	8,997,707

Balance Sheet Data:
Cash and cash equivalents	$15,238	$46,977	$54,999	$100,529	$28,252
Development property investments at fair value	239,754	228,233	188,540	163,979	117,936
Bridge loan investments at fair value	77,435	-	-	-	-
Operating property loans at fair value	5,885	5,938	5,990	8,790	9,965
Self-storage real estate owned, net	60,459	15,355	15,594	7,283	7,350
Investment in and advances to self-storage real estate venture	14,759	13,856	12,573	14,314	10,812
Total assets	417,252	314,634	284,193	305,127	192,429
Senior loan participations	732	718	668	20,147	19,299
Secured revolving credit facility	30,000	-	-	-	-
Total liabilities	43,944	8,814	8,434	28,733	24,873
Total equity	373,308	305,820	275,759	276,394	167,556
Common book value / common shares outstanding	$18.35	$18.58	$18.71	$18.75	$17.57

First Quarter 2018                       6

Jernigan Capital, Inc.

Consolidated Balance Sheets- Trailing Five Quarters

(unaudited, in thousands)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Assets:
Cash and cash equivalents	$15,238	$46,977	$54,999	$100,529	$28,252
Self-Storage Investment Portfolio:
Development property investments at fair value	239,754	228,233	188,540	163,979	117,936
Bridge loan investments at fair value	77,435	-	-	-	-
Operating property loans at fair value	5,885	5,938	5,990	8,790	9,965
Self-storage real estate owned, net	60,459	15,355	15,594	7,283	7,350
Investment in and advances to self-storage real estate venture	14,759	13,856	12,573	14,314	10,812
Other loans, at cost	1,103	1,313	1,754	6,619	14,826
Deferred financing costs	1,565	2,004	3,813	2,305	2,294
Prepaid expenses and other assets	884	776	734	1,119	809
Fixed assets, net	170	182	196	189	185
Total assets	$417,252	$314,634	$284,193	$305,127	$192,429

Liabilities:
Senior loan participations	$732	$718	$668	$20,147	$19,299
Secured revolving credit facility	30,000	-	-	-	-
Due to Manager	1,405	1,484	1,438	1,027	839
Accounts payable, accrued expenses and other liabilities	3,155	1,138	1,035	2,399	1,040
Dividends payable	8,652	5,474	5,293	5,160	3,695
Total liabilities	$43,944	$8,814	$8,434	$28,733	$24,873

Equity:
Series A Cumulative preferred stock	$72,181	$37,764	$9,445	$9,445	$9,446
Series B Cumulative preferred stock	35,988	-	-	-	-
Common stock	144	144	142	142	90
Additional paid-in capital	277,194	276,814	272,726	272,525	163,772
Accumulated deficit	(12,199)	(8,902)	(6,554)	(5,718)	(5,752)
Total equity	373,308	305,820	275,759	276,394	167,556
Total liabilities and equity	$417,252	$314,634	$284,193	$305,127	$192,429

First Quarter 2018                       7

Jernigan Capital, Inc.

Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2018	2017
Revenues:
Interest income from investments	$4,562	$2,119
Rental and other property-related income from real estate owned	623	63
Other revenues	31	119
Total revenues	5,216	2,301

Costs and expenses:
General and administrative expenses	1,818	1,578
Management fees to Manager	1,304	630
Property operating expenses of real estate owned	311	31
Depreciation and amortization of real estate owned	702	24
Other expenses	290	-
Total costs and expenses	4,425	2,263

Operating income	791	38

Other income (expense):
Equity in earnings from unconsolidated real estate venture	550	422
Change in fair value of investments	4,320	1,393
Interest expense	(416)	(204)
Other interest income	109	134
Total other income	4,563	1,745
Net income	5,354	1,783
Net income attributable to preferred stockholders	(3,595)	(546)
Net income attributable to common stockholders	$1,759	$1,237

Basic earnings per share attributable to common stockholders	$0.12	$0.14
Diluted earnings per share attributable to common stockholders	$0.12	$0.14

Dividends declared per share of common stock	$0.35	$0.35

First Quarter 2018                       8

Jernigan Capital, Inc.

Calculation of Adjusted Earnings and Reconciliation to Net Income Attributable to

Common Stockholders

(unaudited, in thousands, except share and per share data)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017

Net income attributable to common stockholders	$1,759	$2,702	$4,147	$5,017	$1,237
Plus: stock dividends payable to preferred stockholders	2,125	44	132	-	371
Plus: stock-based compensation	345	272	296	435	292
Plus: depreciation and amortization on real estate assets	702	238	172	38	24
Plus: loss on modification of debt	-	-	232	-	-
Plus: other expenses	290	-	-	-	-
Adjusted Earnings	$5,221	$3,256	$4,979	$5,490	$1,924
Adjusted Earnings per share attributable to common stockholders - diluted	$0.36	$0.23	$0.35	$0.55	$0.21
Weighted average shares of common stock outstanding - diluted	14,555,337	14,295,639	14,244,345	10,033,029	8,993,528

First Quarter 2018                       9

Jernigan Capital, Inc.

Second Quarter and Full Year 2018 Guidance

(in thousands, except share and per share data)

	Three months ending		Year ending
	June 30, 2018		December 31, 2018
	Low	High	Low	High
Interest income from investments	$6,050	$6,150	$25,200	$26,700
Rental revenue from real estate owned	780	800	3,100	3,300
Other income	20	25	80	100
Total revenues	$6,850	$6,975	$28,380	$30,100
G&A expenses (1)	(3,855)	(3,640)	(15,000)	(13,500)
Property operating expenses (excl. depreciation and amortization)	(440)	(410)	(1,600)	(1,500)
Depreciation and amortization on real estate assets	(900)	(885)	(3,600)	(3,300)
Interest expense	(775)	(725)	(4,800)	(4,000)
JV income	500	530	1,400	1,900
Other interest income	25	30	150	200
Change in fair value of investments (2)	6,000	8,000	41,000	47,000
Net income	7,405	9,875	45,930	56,900
Net income attributable to preferred stockholders (3)	(4,700)	(4,665)	(19,000)	(18,000)
Net income attributable to common stockholders	2,705	5,210	26,930	38,900
Add: stock dividends	2,125	2,125	8,500	8,500
Add: stock-based compensation	675	625	2,000	1,800
Add: depreciation and amortization on real estate assets	900	885	3,600	3,300
Adjusted earnings	$6,405	$8,845	$41,030	$52,500
Earnings per share – diluted	$0.18	$0.35	$1.76	$2.54
Adjusted earnings per share - diluted	$0.43	$0.60	$2.68	$3.43
Average shares outstanding - diluted	14,800,000	14,800,000	15,300,000	15,300,000

(1)

Includes $1.8  million (low) / $1.6 million (high) and $7.0 million (low) / $6.2 million (high) of fees due to the Manager for the three months ending June 30, 2018 and for the year ending December 31, 2018, respectively.

(2)

Excludes $0.3 million (low) / $0.4 million (high) and $0.8 million (low) / $1.2 million (high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for the three months ending June 30, 2018 and for the year ending December 31, 2018, respectively.

(3)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to shares of Series A Preferred Stock, as well as cash dividends estimated with respect to shares of Series B Preferred Stock.

Full-Year Key Assumptions:

▪

Projected closings on $200 million to $230 million of new self-storage investments with a profits interest for the full-year 2018, including the aforementioned approximately $83 million bridge loan investment closed on March 2, 2018 ($133.5 million closed as of May 1, 2018 and $73.0 million subject to non-binding term sheets with projected closing in 2018);

▪	Fundings of approximately $300 million to $340 million on the Company’s closed and projected investment commitments during the full-year 2018 ($120.8 million as of March 31, 2018); and
▪

Acquisition of 100% of developer interests in the Company’s Jacksonville 1, Atlanta 1, Atlanta 2, and Pittsburgh development investments in January and February 2018, resulting in a total of five wholly-owned self-storage facilities in 2018.

▪

Guidance ranges assume 2018 investment fundings and commitments are financed with long-term capital, with specific impact on 2018 earnings dependent upon the amount, timing, cost, and form of capital raised.

•	Specific assumptions included in guidance are as follows:
•

Proceeds of $85.0 million from the issuance of Series A Preferred Stock during the first seven months of 2018, which includes the issuance of $50.0 million of Series A Preferred Stock through May 2, 2018;

•

Impact of the amendment to the Series A Preferred Stock that was executed during the first quarter of 2018 which had the effect of leveling out the quarterly stock dividend through the second quarter of 2021;

•	Impact of the issuance of $37.5 million of 7% Series B Cumulative Redeemable Perpetual Preferred Stock in January 2018; and
•

Utilization of the Company’s credit facility over the course of the year as availability increases (expected borrowing base to secure full $200.0 million by the end of 2018, subject to syndication) with expected borrowings at year-end of $160.0 million to $180.0 million.

▪	No change in the key assumptions used to value the Company’s investments other than the assumption of four 25 basis points interest rate increases in 2018.
▪	The table below shows the current quarterly expected timing of certificates of occupancy for its development property investments and fair value recognition:

	No. of COs	Aggregate Commitment	Fair Value Mid-Point
First quarter (Actual)	2	$16,322	$4,320
Second quarter (Expected)	3	32,898	7,000
Third quarter (Expected)	6	69,098	14,000
Fourth quarter (Expected)	8	93,349	18,680
Total	19	$211,667	$44,000

The Company continues to monitor its 2018 fair value guidance with updated estimates of construction progress and timing of the receipt of certificates of occupancy from its development partners. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of receipt of certificates of occupancy, both of which are subject to factors outside the control of the Company’s development partners. As such, the exact timing of fair value recognition is subject to change.

First Quarter 2018                       10

Jernigan Capital, Inc.

Schedule of Owned Properties

As of March 31, 2018

(unaudited, dollars in thousands)

				Fair Value
Location				Recognized		Projected	Stabilized	Stabilized
(MSA)	Date	Date	Cash	Through Date	Gross	Stabilized	Yield on	Yield on	Size	Months	% Physical
Address	Opened	Acquired	Basis (1)	Acquired	Basis (2)	NOI (3)	Cash Basis	Gross Basis	(NRSF) (4)	Open (5)	Occupancy (5)
Orlando 1/2
11920 W Colonial Dr.	5/1/2016	8/9/2017	12,047	3,780	15,827	1,095	9.1%	6.9%	93,965	24	69.0%
Atlanta 2
340 Franklin Gateway SE	5/24/2016	2/2/2018	8,766	2,900	11,666	759	8.7%	6.5%	66,137	23	72.3%
Atlanta 1
5110 McGinnis Ferry Rd	5/25/2016	2/2/2018	10,467	2,704	13,171	864	8.3%	6.6%	71,718	23	66.8%
Jacksonville 1
1939 East West Pkwy	8/12/2016	1/10/2018	8,686	2,947	11,633	709	8.2%	6.1%	59,848	21	90.5%
Pittsburgh
6400 Hamilton Ave	5/11/2017	2/20/2018	7,360	1,976	9,336	688	9.3%	7.4%	48,024	12	29.0%
Total Owned Properties			$47,326	$14,307	$61,633	$4,115	8.7%	6.7%

(1)

Cash basis represents the sum of the funded principal balance of the loan (net of unamortized origination fees), cash consideration (inclusive of transaction costs), assumed liabilities, and net property working capital acquired, all as of the date of acquisition.

(2)	Gross basis represents cash basis as defined above plus fair value appreciation recognized through the date of acquisition.
(3)

Net operating income (NOI) is a non- GAAP financial measure that excludes from operating income the impact of depreciation and general and administrative expense. Projected stabilized NOI represents NOI at an expected time in the future when operations at the facility have stabilized from lease up occupancy and rental rates.

(4)	The net rentable square feet (“NRSF”) includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.
(5)	As of May 1, 2018.

First Quarter 2018                       11

Jernigan Capital, Inc.

Schedule of Completed Projects

As of March 31, 2018

(unaudited, dollars in thousands)

	Location			Remaining
	(MSA)		Funded	Unfunded		Size	Date		Months	% Physical
Closing Date	Address	Commitment	Investment	Commitment (1)	Fair Value	(NRSF) (2)	Opened		Open (3)	Occupancy (3)
6/19/2015	Tampa 1
	12832 S US Highway 301	5,369	5,285	84	5,956	50,050	4/11/2016		25	77.8%
6/29/2015	Charlotte 1
	9323 Wright Hill Rd	7,624	7,320	304	10,242	87,430	8/18/2016		21	50.3%
7/2/2015	Milwaukee
	420 W St Paul Ave	7,650	7,641	9	9,283	83,258	10/9/2016	(4)	19	44.2%
7/31/2015	New Haven
	453 Washington Ave	6,930	6,563	367	8,123	64,225	12/16/2016		17	51.9%
10/27/2015	Austin
	251 N AW Grimes Blvd	8,658	7,422	1,236	8,821	77,334	3/16/2017		14	53.0%
1/4/2017	New York City 1
	1775 5th Ave	16,117	15,591	526	19,995	105,347	9/29/2017		7	21.4%
8/14/2015	Raleigh
	1501 Sunrise Ave	8,792	7,320	1,472	7,893	60,546	3/8/2018		2	3.9%
11/17/2016	Jacksonville 2
	37 Jefferson Rd	7,530	5,437	2,093	6,689	70,930	3/27/2018		1	6.4%
Total Completed Development Loans		$68,670	$62,579	$6,091	$77,002

3/2/2018	Miami 6
	590 NW 137th Ave	13,370	13,161	209	16,691	76,665	8/12/2016		21	77.9%
3/2/2018	Miami 4
	1103 SW 3rd Ave	20,201	19,293	908	20,461	74,685	10/9/2016		19	72.5%
3/2/2018	Miami 8
	2434 West 28th Lane	13,553	12,792	761	12,181	51,923	12/12/2016		17	72.4%
3/2/2018	Miami 7
	18460 Pines Blvd	18,462	16,366	2,096	14,465	85,280	3/26/2018		1	7.9%
Total Completed Bridge Loans		$65,586	$61,612	$3,974	$63,798

Total Completed Projects		$134,256

(1)

Commitment is fixed during underwriting at an amount deemed sufficient to cover interest carry and excess operating expenses over rental revenue during lease-up and deferred developer’s fees (if any) payable upon stabilization. Remaining unfunded commitment on completed projects is expected to be utilized primarily for such purposes. To the extent not needed for such purposes, such commitment will not be advanced.

(2)	The net rentable square feet (“NRSF”) includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.

(3)	As of May 1, 2018.
(4)

Certificate of Occupancy (“C/O”) was received in August 2016, prior to the property being ready for opening by the manager of the project. Property opened to partial leasing in October 2016. All floors opened to leasing in February 2017.

First Quarter 2018                       12

Schedule of Projects in Progress

As of March 31, 2018

(unaudited, dollars in thousands)

	Location			Remaining				Estimated
	(MSA)		Funded	Unfunded		Size	Construction	C/O
Closing Date	Address	Commitment	Investment	Commitment	Fair Value	(NRSF) (2)	Start Date	Quarter (1)
9/20/2016	Charlotte 2
	1200 E 10th St	12,888	7,448	5,440	8,196	77,915	Q1 2017	Q3 2018
1/18/2017	Atlanta 3
	1484 Northside Dr NW	14,115	2,886	11,229	2,698	92,935	Q4 2017	Q1 2019
1/31/2017	Atlanta 4
	4676 S Atlanta Rd	13,678	8,556	5,122	9,107	105,288	Q2 2017	Q2 2018
2/24/2017	Orlando 3
	12711 E Colonial Dr	8,056	4,565	3,491	5,210	70,625	Q3 2017	Q2 2018
2/24/2017	New Orleans
	2709 Severn Ave	12,549	2,115	10,434	1,934	90,315	Q3 2017	Q1 2019
2/27/2017	Atlanta 5
	56 Peachtree Valley Rd NE	17,492	6,146	11,346	5,882	84,988	Q3 2017	Q1 2019
3/1/2017	Fort Lauderdale
	5601 NE 14th Ave	9,952	1,948	8,004	1,860	79,279	Q1 2018	Q1 2019
3/1/2017	Houston
	1070 Brittmoore Rd	13,630	4,529	9,101	4,388	132,967	Q4 2017	Q4 2018
4/14/2017	Louisville 1
	2801 N Hurstbourne Pkwy	8,523	4,008	4,515	4,471	66,150	Q2 2017	Q3 2018
4/20/2017	Denver 1
	6206 W Alameda Ave	9,806	2,500	7,306	2,406	59,150	Q1 2018	Q1 2019
4/20/2017	Denver 2
	3110 S Wadsworth Blvd	11,164	6,947	4,217	7,746	74,615	Q2 2017	Q2 2018
5/2/2017	Atlanta 6
	2033 Monroe Dr	12,543	6,310	6,233	6,558	81,120	Q2 2017	Q3 2018
5/2/2017	Tampa 2
	9185 Ulmerton Rd	8,091	1,610	6,481	1,524	71,400	Q1 2018	Q4 2018
5/19/2017	Tampa 3
	Lot 3B Crossroads Town Center	9,224	2,578	6,646	2,478	70,888	Q3 2017	Q4 2018
6/12/2017	Tampa 4
	3209 30th Ave S St	10,266	3,697	6,569	3,821	73,500	Q4 2017	Q3 2018
6/19/2017	Baltimore
	1835 Washington Blvd	10,775	4,410	6,365	4,194	83,450	Q3 2017	Q3 2018
6/28/2017	Knoxville
	7807 Kingston Pike	9,115	2,738	6,377	2,642	72,069	Q3 2017	Q4 2018
6/29/2017	Boston 1
	329 Boston Post Rd	14,103	7,453	6,650	8,109	93,738	Q3 2017	Q3 2018
6/30/2017	New York City 2
	465 W 150th St	26,482	18,657	7,825	18,093	40,593	Q4 2017	Q4 2018
7/27/2017	Jacksonville 3
	2004 Edison Ave	8,096	2,658	5,438	2,640	68,700	Q4 2017	Q4 2018
8/30/2017	Orlando 4
	9001 Eastmar Commons	9,037	2,446	6,591	2,335	77,125	Q1 2018	Q1 2019
9/14/2017	Los Angeles
	943-959 W Hyde Park Blvd	28,750	7,695	21,055	7,472	120,038	Q1 2019	Q3 2020
9/14/2017	Miami 1
	4250 SW 8th St	14,657	6,429	8,228	6,268	69,175	Q2 2018	Q3 2019
9/28/2017	Louisville 2
	3415 Bardstown Rd	9,940	3,241	6,699	3,129	74,172	Q4 2017	Q4 2018
10/12/2017	Miami 2
	880 W Prospect Rd	9,459	1,038	8,421	837	58,000	Q3 2018	Q2 2019
10/30/2017	New York City 3
	5203 Kennedy Blvd	14,701	3,557	11,144	3,237	68,660	Q4 2017	Q1 2019
11/16/2017	Miami 3
	120-132 NW 27th Ave	20,168	3,773	16,395	3,332	96,295	Q2 2018	Q3 2019
11/21/2017	Minneapolis 1
	2109 University Ave W	12,674	1,202	11,472	1,065	88,838	Q2 2018	Q3 2019
12/1/2017	Boston 2
	10 Hampshire Rd	8,771	1,661	7,110	1,568	74,625	Q4 2017	Q4 2018
12/15/2017	New York City 4
	6 Commerce Center Dr	10,591	1,000	9,591	887	78,425	Q2 2018	Q3 2019

First Quarter 2018                       13

12/27/2017	Boston 3
	19 Coolidge Hill Rd	10,174	2,398	7,776	2,295	62,700	Q4 2018	Q4 2019
12/28/2017	New York City 5
	375 River St	16,073	4,765	11,308	4,612	90,200	Q3 2018	Q3 2019
2/8/2018	Minneapolis 2
	3216 Winnetka Ave N	10,543	4,599	5,944	4,534	83,114	Q2 2018	Q2 2019
3/2/2018	Miami 5 (3)
	4001 NW 77th Ave	17,738	15,734	2,004	13,637	77,237	Q4 2016	Q2 2018
3/30/2018	Philadelphia
	550 Allendale Rd	14,338	2,787	11,551	2,508	69,383	Q2 2018	Q3 2019
Total Projects in Progress		$448,162	$164,084	$284,078	$161,673

(1)

Estimated C/O dates represent the Company’s best estimate as of March 31, 2018 based on project specific information learned through underwriting and communications with respective developers. These dates are subject to change due to unexpected project delays/efficiencies.

(2)	The NRSF includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.
(3)	This investment is a bridge loan.

First Quarter 2018                       14

Schedule of Heitman JV Development Projects Completed and in Progress

As of March  31, 2018

(unaudited, dollars in thousands)

Development Projects Completed:

	Location			Remaining
	(MSA)		Funded	Unfunded		Size	Date	Months	% Physical
Closing Date	Address	Commitment	Investment	Commitment (1)	Fair Value	(NRSF) (2)	Opened	Open (3)	Occupancy (3)
7/19/2016	Jacksonville
	3211 San Pablo Rd S	8,127	7,253	874	11,241	80,621	7/26/2017	9	55.7%
9/28/2016	Columbia
	401 Hampton St	9,199	8,419	780	9,405	70,925	8/23/2017	8	37.3%
8/15/2016	Atlanta 2
	11220 Medlock Bridge Rd	8,772	7,846	926	9,077	70,289	9/14/2017	8	19.4%
4/15/2016	Washington DC
	1325 Kenilworth Ave NE	17,269	16,146	1,123	18,539	89,785	9/25/2017	7	22.2%
8/25/2016	Denver
	2225 E 104th Ave	11,032	9,105	1,927	11,009	85,575	12/14/2017	5	27.2%
5/14/2015	Miami 1
	490 NW 36th St	13,867	11,571	2,296	14,227	75,770	2/23/2018	2	13.8%
Total Completed Development Projects		$68,266	$60,340	$7,926	$73,498

(1)

Commitment is fixed during underwriting at an amount deemed sufficient to cover interest carry and excess operating expenses over rental revenue during lease-up and deferred developer’s fees (if any) payable upon stabilization. Remaining unfunded commitment on completed projects is expected to be utilized primarily for such purposes. To the extent not needed for such purposes, such commitment will not be advanced.

(2)	The net rentable square feet (“NRSF”) includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.

(3)	As of May 1, 2018.

Development Projects In Progress:

	Location			Remaining				Estimated
	(MSA)		Funded	Unfunded		Size	Construction	C/O
Closing Date	Address	Commitment	Investment	Commitment	Fair Value	(NRSF) (2)	Start Date	Quarter (1)
5/14/2015	Miami 2
	1100 NE 79th St	14,849	11,640	3,209	12,805	74,113	Q2 2016	Q2 2018
9/25/2015	Fort Lauderdale
	812 NW 1st St	13,230	9,982	3,248	11,598	87,413	Q2 2016	Q2 2018
4/29/2016	Atlanta 1
	1801 Savoy Dr	10,223	8,332	1,891	9,094	71,150	Q4 2016	Q2 2018
7/21/2016	New Jersey
	10 Central Ave	7,828	2,383	5,445	2,228	57,975	Q2 2017	Q4 2018
12/22/2016	Raleigh
	7620 ACC Blvd	8,877	5,798	3,079	6,657	65,110	Q1 2017	Q2 2018
Total Development Projects in Progress		$55,007	$38,135	$16,872	$42,382

Total Heitman JV Investments		$123,273	$98,475	$24,798	$115,880

(1)

Estimated C/O dates represent the Company’s best estimate as of March 31, 2018 based on project specific information learned through underwriting and communications with respective developers. These dates are subject to change due to unexpected project delays/efficiencies.

(2)	The NRSF includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.

First Quarter 2018                       15

Closed Investments by Geography

As of March  31, 2018

First Quarter 2018                       16

Sources and Uses for Development

As of March 31, 2018

(dollars in millions)

Estimated Capital Uses:	Remaining Capital Needs
Contractual investment obligations
Development property investments	$291
Bridge loan investments	6
Self-storage real estate venture	2
Total Committed Uses	$299
Remaining Prospective Commitments per FY 2018 guidance:	110
Total to Fund Investments	$409

Estimated Sources:	Capital Sources
Cash and Cash Equivalents as of March 31, 2018	$15
Remaining Series A Preferred Stock to be Issued (expected in Q2 2018)	50
Identified loan repayment (expected in Q2 2018)	17
Identified asset sale (expected in Q2 or Q3 2018)	6
Remaining credit facility capacity	170
Remaining capital needs	151
Total Sources	$409

The company may use any combination of the following capital sources to fund its $151 million of remaining capital needs:

•	Refinancing of JCAP mortgage (49.9% profits interest and ROFR retained)
•	Sales of assets that JCAP does not wish to own or acquire
•	Series B preferred ATM issuances
•	Common stock issuances (ATM or underwritten offerings)
•	Secured debt on individual properties
•	Joint venture proceeds

Timing of Funding $409 million of Remaining Commitments

First Quarter 2018                       17

Capital Structure

As of March 31, 2018

Credit Facility Outstanding	$30,000
Series A Preferred Stock	75,000
Series B Preferred Stock	37,500
Common Stock	261,491
Total Capital	$403,991

First Quarter 2018                       18

Jernigan Capital, Inc.

Company Information

Corporate Headquarters	Trading Symbol	Investor Relations	Information Requests
6410 Poplar Avenue	Common shares: JCAP	6410 Poplar Avenue	To request an Investor Relations
Suite 650	7.00% Series B Preferred Stock: JCAP-	Suite 650	package or annual report, please
Memphis, TN 38119	PR B	Memphis, TN 38119	visit our website at
901.567.9510	Stock Exchange Listing	901.567.9510	www.jernigancapital.com
New York Stock Exchange

Executive Management

Dean Jernigan	John A. Good
Chairman and Chief Executive Officer	President and Chief Operating Officer

Kelly P. Luttrell	David Corak
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	Senior Vice President of Corporate Finance

Independent Directors

Mark O. Decker	James D. Dondero
Director	Director

Howard A. Silver	Harry J. Thie
Director	Director

Equity Research Coverage

Baird Equity Research	B. Riley FBR
RJ Milligan	Tim Hayes
rjmilligan@rwbaird.com	timothyhayes@brileyfbr.com

Jefferies LLC	KeyBanc Capital Markets
George Hoglund	Todd M. Thomas
gholund@jefferies.com	tthomas@key.com

Raymond James & Associates
Jonathan Hughes
jonathan.hughes@raymondjames.com

Any opinions, estimates, forecasts or predictions regarding Jernigan Capital’s performance made by these analysts are theirs alone and do not represent opinions, estimates, forecasts or predictions of Jernigan Capital or its management. Jernigan Capital does not by its reference above or distribution imply its endorsement of or concurrence with such opinions, estimates, forecasts or predictions.

First Quarter 2018                       19